Exhibit 107

Calculation of Filing Fee Tables

Form S-3

AYRO, Inc.

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	Rule 457(c)	104,184,223	(2)	$2.5076	(3)	$261,252,357.59		$0.00011020	$28,790.01
Fees Previously Paid	Equity	Common Stock, par value $0.0001 per share	Rule 457(c)	938,597	(2) (4)	3.698	(4)(5)	3,470,931.71	(4)	0.00011020	382.50
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts							$264,723,289.30
	Total Fees Previously Paid										382.50
	Total Fee Offsets
	Net Fee Due										$28,790.01

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	Represents an aggregate of 105,122,820 shares of common stock, par value $0.0001 per share (the “Common Stock”), issuable upon the conversion of shares of Series H-7 convertible preferred stock or upon exercise of certain warrants.

(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the Common Stock as reported on The Nasdaq Capital Market on September 26, 2023, of $2.5076 per share.

(4)

Effective as of 4:00 p.m. (New York time) on September 15, 2023, AYRO, Inc. filed an amendment to its Amended and Restated Certificate of Incorporation to effect a reverse stock split of the issued and outstanding shares of its common stock, at a ratio of one share for eight shares (the “Reverse Stock Split”). These amounts have been adjusted to reflect the Reverse Stock Split.

(5)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the Common Stock as reported on The Nasdaq Capital Market on September 5, 2023, of $0.46225 per share.